Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2009 FIRST QUARTER RESULTS

ARMONK, NY, May 14, 2009—VISANT CORPORATION today announced its results for the first fiscal quarter ended April 4, 2009, including consolidated net sales of $265.5 million, compared to consolidated net sales for the first fiscal quarter ended March 29, 2008 of $247.0 million, an increase of approximately 7%. In addition, the company reported consolidated net income of $4.1 million for the first fiscal quarter of 2009, compared to a consolidated net loss of $2.7 million for the first fiscal quarter of 2008. Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) for the first fiscal quarter of 2009 of $47.0 million, compared to $35.1 million for the comparable period in 2008. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $49.7 million for the first fiscal quarter of 2009, compared to consolidated Adjusted EBITDA of $39.1 million for the comparable period in 2008. The first quarter 2009 results include income from Phoenix Color Corp. (“Phoenix Color”), which was acquired at the beginning of the second fiscal quarter of 2008.

Commenting on the company’s performance, Marc Reisch, Chairman, President and Chief Executive Officer of Visant, said, “We are quite pleased with our first quarter performance, driven by strong results in our Scholastic segment, and the benefit of the acquisition of Phoenix Color. However, we continue to see challenges in our Marketing and Publishing Services segment due to the weak advertising environment as well as a significant spending decline in elementary/high school publishing which we expect to continue in the second quarter. Accordingly, we continue to be very focused on cost reduction and containment efforts throughout the Visant businesses, including the planned closedown of our Baltimore, Maryland facility we announced last week.”

Net sales of the Scholastic segment increased $15.2 million, or 11%, to $154.2 million for the first fiscal quarter of 2009 from $139.0 million for the first fiscal quarter of 2008. The increase was primarily attributable to higher volume for jewelry and graduation products, including a shift in timing of customer orders into the first fiscal quarter of 2009 from the second fiscal quarter of 2009. This increase was slightly offset by a shift in metal mix to lower priced metals in our jewelry products.

Net sales of the Memory Book segment decreased $0.1 million to $8.5 million for the first fiscal quarter of 2009 compared to $8.6 million for the first fiscal quarter of 2008. The decrease was primarily due to lower volume from our commercial print customers.

Net sales of the Marketing and Publishing Services segment increased $3.3 million, or 3%, to $103.1 million for the first fiscal quarter of 2009 from $99.8 million for the first fiscal quarter of 2008. This increase was primarily attributable to incremental volume from the 2008 acquisition of Phoenix Color offset by lower volumes in our educational book component, sampling and direct marketing operations.

Adjusted EBITDA for the Scholastic segment increased $9.1 million to $32.5 million for the first fiscal quarter of 2009 from $23.4 million for the first fiscal quarter of 2008. The increase was primarily due to higher volumes and prices in our jewelry and graduation products, as well as the impact of lower precious metal costs year over year and savings from operational cost reduction initiatives. This increase was offset slightly by a shift in metal mix to lower priced metals in our jewelry products.

Adjusted EBITDA for the Memory Book segment was a loss of $5.4 million for the first fiscal quarter of 2009 compared to a loss of $7.1 million for the prior year comparative period. The increase in Adjusted EBITDA was primarily due to the impact of operational cost reductions.

Adjusted EBITDA for the Marketing and Publishing Services segment decreased $0.2 million to $22.6 million during the first fiscal quarter of 2009 from $22.8 million in the first fiscal quarter of 2008. This decrease was primarily attributable to lower volume in our educational book component and sampling operations offset by the incremental volume from the Phoenix Color acquisition and cost savings from 2008 facility consolidations.

As of April 4, 2009, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior credit facilities and its senior subordinated notes, was $953.5 million, including $137.0 million of borrowings outstanding under its domestic revolving line of credit. Visant’s cash position at April 4, 2009 totaled $166.6 million. Visant’s parent, Visant Holding Corp., had outstanding senior discount notes with an accreted value of $247.2 million, senior notes of $350.0 million and incremental cash of $0.5 million as of April 4, 2009.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the first quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics, and educational segments.

The company has three reportable segments:

Scholastic—provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book—provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services—provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them. Such risks and uncertainties include, but are not limited to, the following: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions and disruptions in the credit markets; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; the reliance of our businesses on limited production facilities; actions taken by the U.S. postal services and the failure of our sampling systems to comply with U.S. postal regulations; labor disturbances; environmental regulations; the outcome of litigation; the impact of changes in applicable law and regulations; the textbook adoption cycle and levels of government funding for education spending; and control by our stockholders. These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements. We caution that the foregoing list of important factors is not exclusive. Readers are strongly encouraged to read the full cautionary statements contained in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
In thousands	April 4, 2009	March 29, 2008
Net sales	$265,543	$247,040
Cost of products sold	127,779	128,118

Gross profit	137,764	118,922
Selling and administrative expenses	114,558	105,167
Gain on disposal of fixed assets	(49)	(20)
Special charges (1)	1,489	1,451

Operating income	21,766	12,324
Interest expense, net	14,146	16,441

Income (loss) before income taxes	7,620	(4,117)
Provision for (benefit from) income taxes	3,496	(1,407)

Net income (loss)	$4,124	$(2,710)

Adjusted EBITDA (2)	$49,736	$39,129

Adjusted EBITDA Reconciliation:

In thousands
Net income (loss)	$4,124	$(2,710)
Interest expense, net	14,146	16,441
Provision for (benefit from) income taxes	3,496	(1,407)
Depreciation and amortization expense	25,194	22,730

EBITDA	46,960	35,054
Special charges (1)	1,489	1,451
Gain on disposal of fixed assets	(49)	(20)
Other (3)	1,336	2,644

Adjusted EBITDA (2)	$49,736	$39,129

(1)	Special charges for the first fiscal quarter ended April 4, 2009 included $0.7 million and $0.3 million related to cost reduction initiatives in our Scholastic and Memory Book segments, respectively. Also included was $0.5 million of other facility consolidation costs in the Marketing and Publishing Services segment. During the three months ended March 29, 2008, the Company recorded special charges of $0.6 million related to the closure of Jostens’ Attleboro, Massachusetts facility in the Scholastic segment, as well as $0.5 million and $0.3 million representing severance and related benefits associated with headcount reductions in the Scholastic and Marketing and Publishing Services segments, respectively.

(2)

Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)	Other charges for the quarter ended April 4, 2009 included $0.8 million of management fees, $0.2 million of non-recurring moving costs and $0.3 million of consolidation costs in connection with the closure of certain facilities. Other charges for the quarter ended March 29, 2008 mainly consisted of $1.7 million of inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment, $0.8 million of management fees and $0.1 million of non-recurring moving costs.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA

	Three months ended
In thousands	April 4, 2009	March 29, 2008	$ Change	% Change
Net sales
Scholastic	$154,159	$139,022	$15,137	11%
Memory Book	8,513	8,640	(127)	(1)%
Marketing and Publishing Services	103,130	99,805	3,325	3%
Inter-segment eliminations	(259)	(427)	168	NM

	$265,543	$247,040	$18,503	7%

Adjusted EBITDA
Scholastic	$32,541	$23,375	$9,166	39%
Memory Book	(5,448)	(7,059)	1,611	23%
Marketing and Publishing Services	22,643	22,813	(170)	(1)%

	$49,736	$39,129	$10,607	27%

NM = not meaningful